Exhibit 99.1

                    Spherix Reports 2003 Financial Results

    BELTSVILLE, Md., March 30 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX), today reports a net loss of $2.3 million, $0.20 per share, on revenue of $18.1 million for the year ended December 31, 2003, compared with a net loss of $2.9 million, $0.26 per share, on revenue of $15.1 million for the year ended December 31, 2002.
    InfoSpherix revenue increased $2.0 million, 13%, between years as a result of two new government contracts that began in late 2002, and the Division's operating results improved $450,000 between years. Earnings were negatively affected by increased legal fees and start up costs on new projects. The legal fees were related to projects on federal reservation contracts and the legal issues have been substantially resolved.
    The Division won four new government contracts in late 2003, three of which are reservation contracts, which will benefit 2004. In March of 2004, the Division won a multi-million dollar Federal Retirement Thrift Investment Board contract. Also in early 2004, the Company acquired six additional government reservation contracts as part of the purchase of the reservation business of Daksoft, a wholly owned subsidiary of Black Hills Corporation located in Rapid City, South Dakota.
    BioSpherix revenue increased $943,000 between years as result of the arbitration settlement with Arla Foods Ingredients amba ("Arla") of Denmark, allowing it to realize $1 million as revenue that was previously designated as a prepayment for future royalties. BioSpherix earnings were negatively impacted by increased legal fees related to the arbitration with Arla that was settled in November 2003.
    Spherix President and CEO Thomas W. Gantt stated, "Overall, the increase in revenues and the reduction in losses for 2003 are positive signs that the Company is headed in the right direction. Royalties from our tagatose product that began during this year were minimal, but will improve over time. The InfoSpherix Division continues to grow in both its Federal contact center and reservation business."

                                               For the Year Ended December 31
                                                  2003               2002

     Revenue                                 $ 18,086,711       $ 15,131,855
     Operating expense                         20,361,357         18,134,896
     (Loss) income from operations             (2,274,646)        (3,003,041)
     Net (loss) income                       $ (2,256,770)      $ (2,921,926)
     Net (loss) income per share, diluted    $      (0.20)      $      (0.26)

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.
    Spherix's Internet address is http://www.spherix.com

SOURCE  Spherix Incorporated
    -0-                             03/30/2004
    /CONTACT: Richard Levin of Spherix Incorporated, +1-301-419-3900, or rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  BIO MTC
SU:  ERN